EXHIBIT 99.1

Press Release

Rock of Ages Reports Third Quarter Results

CONCORD, NEW HAMPSHIRE,October 30, 2001...ROCK OF AGES CORPORATION (NASDAQ/NMS:ROAC)announced today that net income before a non-cash loss on disposal of assets for the third quarter ended September 30, 2001 increased 14% to $1,541,000, or $0.20 per diluted share. This compares to net income of $1,354,000, or $0.18 per diluted share, for the third quarter of 2000. Revenue increased to $24,721,000 from $23,528,000 for the same period a year earlier.

Including a loss on the disposal of certain manufacturing and quarrying assets of $2,364,000 before taxes, the net loss for this year's third quarter was $1,033,000, or $0.14 per share. The loss on disposal includes approximately $1,500,000 from the previously announced dispositions of the Company's Georgia operations, which have now been completed, and approximately $864,000 from the expected sale of a manufacturing facility in Barre, Vermont.

For the nine months ended September 30, 2001, net income (before the loss on sale of assets) increased 12% to $2,092,000, or $0.27 per diluted share, on revenue of $69,336,000. This compares to net income of $1,873,000, or $0.25 per diluted share, on revenue of $66,575,000 for the same period of 2000. Including the loss on the sale of assets mentioned above, the net loss for this year's first nine months was $625,000, or $0.08 per diluted share.

Chairman and Chief Executive Officer Kurt Swenson said,"Both our quarrying and retailing operations reported solid performance for the third quarter that tracked our growth expectations. Operating income in our quarry division was up 25% on an 11% increase in revenue to $6,693,000. Operating income in our retail division increased by nearly 130% on a 9% gain in revenue to a record $11,219,000. Our retail division is beginning to generate the growth and profitability we have long believed was achievable in this business. The improvement in retail reflects the many operational enhancements now in place in this division, including our system-wide memorial branding, pricing, and sales and marketing programs, as well as our computerized MIS system. Retail order backlog was $14,800,000 at September 30, 2001, compared to approximately $14,900,000 at June 30, 2001 and $12,400,000 at December 31, 2000, which gives us confidence that or retail division will continue to perform well going forward.

"As we anticipated, revenue in our manufacturing division declined for the quarter. Operating income in manufacturing also declined from a year ago, primarily because of lower profitability in our precision products segment due to weaker-than-expected market conditions. The recent sales of several of oru manufacturing facilities are consistent with our strategic plan to focus the Company's resources on building and expanding our profitable quarry operations and our branded retail distribution system. Our remaining manufacturing facilities in Barre, Vermont and Canada are sufficient to fulfill branded product requirements for both our owned and authorized retail dealers, and to do so at an acceptable level of profitability. By eliminating the losses associated with the manufacturing operations we sold, we expect improved profitability from manufacturing in the future even though revenue from this division will decline." Swenson said that reported revenue in the manufacturing division is expected to be approximately $21,000,000 in 2002, compared to a projected $23,000,000 in 2001 and about $27,000,000 reported in 2000. He added that backlog at the retained manufacturing plants at September 30, 2001 was $11,600,000, or 22% above manufacturing backlog of $9,500,000 at September 30, 2000.

Adjusts Guidance for 2001

"Based on the Company's performance for the third quarter, we are adjusting our guidance for revenue and profitability for 2001. We currently expect revenue for 2001 of approximately $92,000,000, and net income before the loss on sale of assets in the range of $0.38 to $0.42 per diluted share," Swenson said. For 2000, Rock of Ages reported revenue of $90,693,000 and net income of $0.33 per share.

About Rock of Ages

Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Conference Call

Rock of Ages has scheduled a conference call today at 11:00 a.m. ET. A live Webcast may be accessed at www.StreetFusion.com or at www.RockofAges.com. A replay will be available immediately following the Webcast at these same Internet addresses. For a telephone replay, dial 800/633-8284, reservation No. 19925253, beginning at approximately 1:00 p.m. ET.

Forward-Looking Statements

This news release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the success of the company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions and other risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

ROCK OF AGES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ IN THOUSANDS EXCEPT PER SHARE AMOUNTS)(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2001	2000	2001	2000

Net Revenues:
Quarrying	$6,693	$6,011	$18,469	$16,364
Manufacturing	6,053	7,332	17,583	20,177
Retailing	11,219	10,185	30,947	30,034
Cemeteries	756	—	2,337	—

Total net revenues	24,721	23,528	69,336	66,575

Gross Profit:
Quarrying	3,356	2,218	7,523	6,095
Manufacturing	1,530	2,072	4,086	5,419
Retailing	6,682	5,492	18,136	16,641
Cemeteries	144	—	651	—

Total gross profit	11,712	9,782	30,396	28,155

Selling, general and administrative expenses
Quarrying	1,162	458	2,831	2,053
Manufacturing	1,185	1,282	3,533	4,094
Retailing	5,666	5,048	16,257	15,589
Cemeteries	348	—	732	—

Total SG&A expenses	8,361	6,788	23,353	21,736

Divisional operating income
Quarrying	2,194	1,760	4,692	4,042
Manufacturing	345	790	553	1,325
Retailing	1,016	444	1,879	1,052
Cemeteries	(204)	—	(81)	—

Divisional operating income	3,351	2,994	7,043	6,419

Unallocated corporate overhead	808	572	2,592	2,208
Gain (loss) on sale of assets	2,364	—	2,561	—
Earnings before interest and taxes	179	2,422	1,890	4,211
Interest expense	397	516	1,486	1,627

Income (loss) from operations	(218)	1,906	404	2,584

Income taxes	815	551	1,029	709

Net income (loss)	$(1,033)	$1,355	$(625)	$1,875

Per share information:
Net income (loss)- Basic	$(0.14)	$0.18	$(0.08)	$0.25
Net income (loss) - Diluted	$(0.13)	$0.18	$(0.08)	$0.25

Weighted average number of common shares outstanding:
Basic	7,603	7,451	7,575	7,449
Diluted	7,669	7,576	7,651	7,583

ROCK OF AGES CORPORATION
COMPARATIVE BALANCE SHEET
($ IN THOUSANDS)

	September 30, 2001	December 31, 2000
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash & Cash Equivalents	$1,977	$9,501
Trade Receivables	20,923	15,487
Inventories	30,118	22,910
Deferred Tax Assets	576	576
Other Current Assets	3,569	3,535
Current Assets to be Disposed of	6,070	—

TOTAL CURRENT ASSETS	63,233	52,009

OTHER ASSETS
C.S.V. Life Insurance	1,065	1,599
Goodwill	31,807	36,083
Prearranged Receivables	12,801	—
Other	1,699	1,415

TOTAL OTHER ASSETS	47,372	39,097

FIXED ASSETS
Property and Equipment	74,774	74,551
Less Accumulated Depreciation	31,196	30,105

NET FIXED ASSETS	43,578	44,446

TOTAL ASSETS	$154,183	$135,552

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Borrowings under Line of Credit	$5,599	$10,340
Current Portion LTD	1,084	792
Deferred Compensation Payable	164	164
Accounts Payable	1,964	1,687
Accrued Expenses	4,411	3,430
Income Taxes Payable	216	—
Customer Deposits	8,326	6,721

TOTAL CURRENT LIABILITIES	21,764	23,134

Long-Term Debt, Excluding Current Portion	17,317	18,527
Deferred Compensation	3,381	3,381
Prearranged Deferred Revenue	20,774	—
Other Liabilities	2,688	1,792

TOTAL LIABILITIES	65,924	46,834

STOCKHOLDERS' EQUITY
Common Stock	76	75
Additional Paid In Capital	68,504	67,996
Retained Earnings	20,415	21,041
Cumulative Translation Adjustment	(736)	(392)

TOTAL EQUITY	88,259	88,720

TOTAL LIABILITIES & EQUITY	$154,183	$135,554